UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2016

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

25134 Rye Canyon Loop, Suite 300 Valencia, California		91355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2016 (the “Effective Date”), MannKind Corporation (the “Company”), Technosphere International C.V. (“TICV”) and MannKind Netherlands B.V. (“BV” and together with the Company, TICV and their respective affiliates, the “MannKind Entities”) entered into a settlement agreement (the “Settlement Agreement”) with sanofi-aventis U.S. LLC (“Sanofi”, together with its affiliates, the “Sanofi Entities”).

Under the terms of the Settlement Agreement, Sanofi has agreed to purchase $10.2 million of insulin from the Company by December 3, 2016 under the insulin put option (the “Insulin Put Option”) pursuant to the Supply Agreement (the “Supply Agreement”), dated August 11, 2014, by and between the Company and Sanofi, as assignee of Sanofi-Aventis Deutschland GmbH (“Sanofi GmbH”). In addition, Sanofi has agreed to make a cash payment of $30.6 million to the Company within 60 days after the Effective Date as acceleration and in replacement of all other payments that Sanofi would otherwise have been required to make in the future pursuant to the Insulin Put Option, without the Company being required to deliver any insulin for such payment. The Company has also been relieved of its obligation to pay Sanofi $0.5 million in previously uncharged costs pursuant to the License and Collaboration Agreement (the “License and Collaboration Agreement”), dated August 11, 2014, by and among the Company, Sanofi GmbH, BV and TICV.

Pursuant to the Settlement Agreement, the MannKind Entities and the Sanofi Entities agreed to a general release of potential claims against each other arising or accruing prior to or as of the Effective Date in connection with the License and Collaboration Agreement, the Supply Agreement or the Transition Agreement (the “Transition Agreement”), dated April 4, 2016, by and between the Company and Sanofi, except for future obligations and deliverables under the Transition Agreement that have not yet been performed.

On November 9, 2016, the Company entered into an amendment (the “Amendment”) to the Supply Agreement (the “Amphastar Agreement”), dated July 31, 2014, by and between the Company and Amphastar Pharmaceuticals, Inc. (“Amphastar”). Pursuant to the Amendment, the term of the Amphastar Agreement was extended from December 1, 2019 to December 31, 2023. In addition, the delivery schedule was modified to provide that Amphastar will ship €2.7 million of insulin to the Company in the fourth quarter of 2017, €8.9 million in 2018, €11.6 million in 2019, €15.5 million in 2020 and in 2021, and €19.4 million in 2022 and in 2023. The Company also granted Amphastar a right of first refusal to participate in the development and commercialization of Afrezza in China through a potential business collaboration.

The foregoing description is only a summary of the Settlement Agreement and the Amendment and is qualified in its entirety by the terms of the Settlement Agreement and the Amendment, copies of which will be filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016.

Item 1.02	Termination of a Material Definitive Agreement.

On November 9, 2016, in connection with the Settlement Agreement, the Company and Aventisub LLC, an affiliate of Sanofi, agreed to terminate the Senior Secured Revolving Promissory Note, dated as of September 23, 2014, by and between the Company and Aventisub LLC, and the Guaranty and Security Agreement, dated as of September 23, 2014, by and among the Company, MannKind LLC and Aventisub LLC. In connection with such termination, Aventisub LLC agreed to forgive the full outstanding loan balance on the Senior Secured Revolving Promissory Note of $71.6 million owed by the Company and agreed to release its security interests encumbering the Company’s assets.

Item 8.01	Other Events.

On November 9, 2016, the Company entered into an amendment to the Insulin Purchase Option Agreement, dated January 1, 2015, by and between the Company and Amphastar, pursuant to which the aggregate cancellation fees that the Company will incur in the event that such additional insulin is not purchased were lowered from $5.3 million for the period October 1, 2016 through 2018 to $3.4 million over the same period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2016	MANNKIND CORPORATION

	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary